Meredith Corporation Updates Outlook

CONTACT: Jenny McCoy or Dirck Steimel
PHONE: (515) 284-3386 or (515) 284-2240
EMAIL: jmccoy@mdp.com or dsteimel@mdp.com

DES MOINES, Iowa - September 25, 2001- Meredith Corporation (NYSE:MDP) officials today said that the tragic events of September 11 will unfavorably impact earnings per share for the fiscal 2002 first quarter, which ends on September 30, 2001.

"The events of September 11 in New York, Washington, D.C. and Pennsylvania have shocked and saddened all of us. Our thoughts and prayers go out to all the victims and their families," Meredith Chairman and CEO William T. Kerr said.

"For Meredith, first-quarter earnings per share will be affected by the absence of television advertising during uninterrupted news coverage of the tragedies, the postponement of National Football League games of September 16, and a dramatic slowdown in the broadcasting business," Kerr said.

Meredith expects earnings per share for the fiscal 2002 first quarter to be approximately 16 or 17 cents per share, barring any prolonged television programming interruptions before the end of the month.

"The impact on September pacings alone clearly reveals the effects on our broadcasting business," Kerr said. "Prior to September 11, pacings for the month were flat. Currently, September pacings are down in the high teens."

In publishing, first quarter comparable advertising revenues will be up in the low-single digits. All first-quarter magazine issues were closed by September 11.

"We are still assessing the full impact on our business for the second quarter and the fiscal year," Kerr said. "We have experienced second quarter advertising cancellations in both of our businesses, but it would be premature to comment further at this time. We will provide guidance on our October 29 earnings conference call.

"We remain focused on our revenue generation and cost containment strategies in order to strategically position Meredith for the eventual recovery of the advertising market," Kerr said.

ABOUT MEREDITH CORPORATION

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 120 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland -- and produces original television programming based on its strong brands.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 23 web sites, strategic alliances with leading specialty Internet destinations and branded anchor tenant positions on America Online.